(Letterhead of Branden T. Burningham, Esq.)


January 5, 2001


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of AlphaTrade.com, a Nevada corporation (the "Registrant"), SEC File No. 0-25631, to be filed on or about January 8, 2001, covering the registration and issuance of 1,150,000 shares of common stock to two individual consultants

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                             Sincerely yours,

                                        /s/ Branden T. Burningham

                                          Branden T. Burningham

cc:    AlphaTrade.com